Exhibit 23.2

December 16, 2009

Charles R. Waldron

Chief Financial Officer

Learning Tree International, Inc.

1805 Library Street, Suite 300

Reston, Virginia 20190-5304

RE: Valuation of Certain Auction Rate Securities

Dear Mr. Waldron:

Enclosed is our signed consent relating to the use of our valuation report (“Valuation Report”) in conjunction with the submission of your Form 10-K for the fiscal year ending October 2, 2009 to the SEC. It is understood that our Valuation Report will not be included in the body (or exhibit) of the Quarterly Report for the quarter ended January 1, 2010 on Form 10-Q, which will be filed around February 9, 2010 (as may be amended, the “Quarterly Report”) of Learning Tree International, Inc. (“Learning Tree” or the “Company”). We further understand that our Valuation Report will not be included in the body (or exhibit) of the Quarterly Report for the quarters ending April 2, 2010 or July 2, 2010, or the fiscal year ending October 1, 2010 on Form 10-K (as may be amended, the “Annual Report”) of Learning Tree.

We hereby consent to the inclusion in the Annual Report and Quarterly Reports of references to our Valuation Report relating to the estimation of fair value of certain auction rate securities held by the Company as of October 2, 2009 and to references to our firm’s name therein. We further consent to the filing of this letter as an exhibit to the Annual Report and Quarterly Reports.

Please provide us with an exact copy of the Annual Report as filed with the SEC.

Sincerely,

Houlihan Smith & Company, Inc.